UNIFIED SERIES TRUST

RULE 18f-3 PLAN OF THE

ONEASCENT EMERGING MARKETS FUND

WHEREAS, Unified Series Trust, an Ohio business trust (the “Trust”), is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust, on behalf of its series, OneAscent Emerging Markets Fund (the “Fund”), desires to adopt this 18f-3 Plan (“Plan”) pursuant to Rule 18f-3 of the 1940 Act; and

WHEREAS, the Trust’s Board of Trustees, including the Trustees who are not interested persons of the Trust or any Fund (“Independent Trustees”), have determined that, in the exercise of their reasonable business judgment and in light of their fiduciary duties, the Plan, including the expense allocation, is in the best interests of the Fund and each class of the Fund;

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 18f-3 under the 1940 Act on the following terms and conditions:

A.       Differences Among Classes. Each class of shares of the Fund:

(1)       (a) Shall have a different arrangement for shareholder services or the distribution its shares, and shall pay all of the expenses of that arrangement; and

(b) May pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes;

(2) Shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

(3) Shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and

(4) Shall have in all other respects the same rights and obligations as each other class.

B.       Description of Classes. The Fund may offer the following classes of shares on the terms set forth below:

(1) Institutional Class. Institutional Class shares are purchased at net asset value without deducting an initial sales charge. Purchasers of Institutional Class shares shall pay no sales load at the time of purchase, no contingent deferred sales charge upon redemption and no Rule 12b-1 distribution fees.

(2) Investor Class. Investor Class shares are purchased at net asset value without deducting an initial sales charge. Investor Class shares will be offered by participating dealers to the general public. The Fund has adopted a distribution plan for its Investor Class shares in accordance with Rule 12b-1 under the 1940 Act (the “Distribution Plan”). Under the Distribution Plan, the Investor Class shares can pay the Fund’s distributor, the advisor and/or other financial institutions, a fee of up to 0.25% of the Investor Class shares’ average daily net assets to help defray the cost of distributing Investor Class shares.

C.       Allocation of Class Expenses. Income, realized gains and losses, unrealized appreciation and depreciation, and Fund-wide expenses not allocated to a particular class shall be allocated to each class of the Fund based on the net assets of that class in relation to the net assets of the Fund (“relative net assets”).

D.       Board Approval. This Plan shall take effect with respect upon the approval of the Plan, together with any related agreements, by vote of a majority of both (a) the Board of Trustees and (b) the Independent Trustees, cast in person at a meeting or meetings called for the purpose of voting on this Plan. Prior to approving the Plan or any material amendment thereto, a majority of the Trustees and Independent Trustees shall find that the Plan as proposed to be adopted or amended, including the expense allocation, is in the best interests of each class of the Fund individually and the Fund as a whole. Before any vote on the Plan, the Trustees shall request and evaluate, and any agreement relating to a class arrangement shall require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the Plan.